SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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CROWN EQUITY HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
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CROWN EQUITY HOLDINGS, INC.
9663 ST. CLAUDE AVENUE
LAS VEGAS, NEVADA 89148

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of Crown Equity Holdings, Inc. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company.  This Information Statement will be mailed on approximately November 16, 2009 to shareholders of record of the Company’s Common Stock as of November 5, 2009 (“Record Date”).   Specifically, this Information Statement relates to the Amendment and Restatement of the Company’s Articles of Incorporation.

 The Company plans to amend and restate its Articles of Incorporation to provide for a decrease in the authorized shares as well as authorizing the creation of a class of preferred stock, par value $.001.  The Board of Directors adopted a proposal to file an Amended and Restated Certificate of Incorporation in which certain existing provisions would be amended, certain existing provisions would be retained, and certain new provisions would be added so as to amend the Certificate of Incorporation of the Company to:
(a)          change the authorized capital stock by decreasing the number of authorized shares of Common Stock and authorizing a class of Preferred Stock, par value $.001;
(b)          add provisions governing the Board of Directors;
(c)          add a provision limiting the liability of directors;
(d)          permitting the votes of interested directors to be counted in certain transactions;
(e)          add a provision for the indemnification of officers and directors; and
(f)           add a provision permitting the Board of Directors to approve future stock splits without a vote of the stockholders without affecting the authorized capital stock.

In addition to the foregoing additive amendments, the Restated Articles would delete certain provisions which are not required in Restated Articles or which are simply declaratory of authority provided in the Nevada Private Corporation Act.

The filing of the Amended and Restated Certificate of Incorporation with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about November 16, 2009 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law.  You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

Yours truly,

/s/ Kenneth Bosket

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholder of the Company, on November 5, 2009 and to discuss the purposes and reasons for such actions.

PURPOSES OF
 AMENDMENTS OF CERTIFICATE OF INCORPORATION

The Company was organized on August 31, 1995.  Since then, the Company has had several changes in its name and in its business, and with those there have been various amendments to the Articles of Incorporation.  As a result, the Articles of Incorporation as amended must be pieced together from a number of documents containing the prior amendments.  At the same time, the Nevada Private Corporation Act has been amended and certain provisions are either no longer required or are not required in restated Articles.  Also, the Company has determined that the cost of maintaining the presently authorized capital of the Company is not warranted.  The Company also wishes to provide for a class of preferred stock for future acquisitions, debt financing and other business purposes.

 In summary, the purpose of filing the Amended and Restated Certificate of Incorporation as discussed below in more detail is to decrease the number of shares of common stock presently authorized as well as authorizing a class of preferred stock.  At the present time, the Company is   engaged in the business of providing financial public relations services.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will effect the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about November 16, 2009 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on November 5, 2009.  The amendments to the Certificate of Incorporation and its Restatement require the affirmative vote of a simple majority of the issued and outstanding voting stock.  On such date, the Company had issued and outstanding 72,090,632 shares of its Common Stock.  Accordingly, on the Record Date, there were a total of 72,090,632 votes, and the Company has received a majority of such votes (44,079,410) votes, or 61.1%) approving the Amendments and the Restatement.  Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting  from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group.  Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

	Number of Shares	Percentage
Name & Address	as of 10/31/09	as of 10/31/09

Crown Marketing Corp.	44,079,410	61.14%
9663 St Claude Avenue
Las Vegas NV 89148

Steven Onoue (1)	13,328	0.02%
9663 St. Claude Avenue
Las Vegas NV 89147

Montse Zaman (1)	1,500,000	2.17%
9663 St Claude Avenue
Las Vegas NV 89148

Kenneth Bosket (1)	66,668	0.01%
9663 St Claude Avenue
Las Vegas NV 89148

Arnulfo Saucedo-Bardan (1)	0	0.00%
9663 St Claude
Las Vegas NV 89148

Officers & directors as a
Group (4 persons)	1,579,996	2.20%

(1)   Denotes officer and/or director.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below.  Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position
Arnulfo Saucedo-Barden	37	Chairman of the Board
Kenneth Bosket	56	CEO/Director
Montse Zaman	34	CFO/Secretary, Director
Steven Onoue	50	Director

Family Relationships. There are no family relationships between any of the officers and directors except that Mr. Saucedo-Bardan and Mrs. Zaman are brother and sister.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

KENNETH BOSKET. Kenneth Bosket is a director of the Company.  Mr. Bosket has been CEO of the Company since June, 2008. Mr. Bosket retired in 2004 after 30 years with Sprint (Telecommunication Division). Mr. Bosket is co-founder of JaHMa, a music company in Las Vegas, Nevada and a former Board Member and President of Bridge Counseling Associates, a mental health and substance abuse service company. His experience includes implementing appropriate procedures for positioning his organization's goals with successful teaming relationships, marketing and over 30 years of extensive customer service, as well as managing various departments, and being a western division facilitator working directly for a President of Sprint. Mr. Bosket has received numerous awards, such as the Pinnacle Award for his exceptional service with his former employer combined with his community service involvements. Mr. Bosket earned a Masters of Business Administration from the University of Phoenix and a Bachelor's of Business Administration from National University.

STEVEN ONOUE. Mr. Onoue is a director of the Company.  Mr. Onoue was formerly as vice president and manager of Sanitec™ Services of Hawaii, Inc., a wholly-owned subsidiary of Crown Partners, Inc. Prior to that, Mr. Onoue was the president of Cathay Atlantic Trading Company in Honolulu, Hawaii which traded in hard commodities and acted as consultant to many construction and renovation projects. Mr. Onoue acts as a community liaison and legislative analyst to Rep. Suzuki of the State of Hawaii. Mr. Onoue has been a registered securities professional as well as a being involved in real estate in Hawaii for more than 15 years.

ARNULFO SAUCEDO-BARDAN. Mr. Saucedo-Bardan is a businessman and developer and is self-employed. Mr. Saucedo-Bardan is the brother of Montse Zaman.  ”

MONTSE ZAMAN, Montse Zaman is the secretary and treasurer for the Company. She also works for Zaman & Company as an administrative assistant. She has an extensive background in journalism and has a degree in Communications from Instituto Superior De Ciencia Y Technologia A.C. in Mexcio.

COMPENSATION OF MANAGEMENT

During the year ended December 31, 2008, the only director and/or officer who received compensation from the Company was Montse Zaman who during 2008 received $31,300 directly and an additional $6,000 paid to the Montse Zaman Irrevocable Trust, for a total of $37,500.  Through September 30, 2009, the Company has paid $13,250 in cash to Mr. Bosket and issued him a total of 332,500 shares of the Company’s common stock valued at $33,250.  Mrs. Zaman has received $4,650 in cash and 1,080,000 shares of common stock, valued at $108,000, through September 30, 2009.  Mr. Saucedo-Bardan has received $15,350 in cash and 569,000 shares of common stock valued at $56,900 through September 30, 2009.

Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors.

The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.
The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer.

During 2008, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

1.   The authorized capital structure is being changed.  The proposed amendment will provide for 490,000,000 shares of Common Stock and 10,000,000 shares of undesignated preferred stock.  At present, the Company is authorized to issue 5,000,000,000 shares of common stock having a par value of $.001 per share and no preferred stock.  This is being changed to authorize the Company to issue 10,000,000 shares of preferred stock having a par value of $.001 per share and 490,000,000 shares of common stock also having a par value of $.001 per share.

2.  An Article will be added outlining the Board of Directors.  The current Articles of Incorporation lack any definition of the Board.  The new provision will set the number of directors at no fewer than one (1) and no more than twenty-one (21), to be elected annually, with the proviso that a director will serve until his successor is duly elected and qualified, although such service is for more than a year.  The provision will permit vacancies, including vacancies resulting from an increase in the number of directors, to be filled by the Board.

3.  An Article will be added limiting the liability of directors in accordance with the authorization of the Nevada Corporation Law.  The current Articles do not contain any such limitation.  Such a provision is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance and given the Company’s lack of substantial assets from which to provide meaningful indemnification.

4.  An Article will be added permitting the Company to enter into contracts with its directors and with firms in which any of its directors are shareholders, owners, directors, officers, or otherwise interested, provided that such contracts are in the ordinary course of business, with interested directors being permitted to vote on such transactions.  The current Articles do not contain such a provision.  Although such authorization is in the Nevada Corporation Law, it has been felt advisable to add the provision to the Articles of Incorporation in view of the more likely potential for such eventuality arising, given the Company’s new business plan than might otherwise be the case.

5.  An Article will be added adding provisions for indemnification of officers and directors.  The current Articles do not contain any provision for indemnification.  Such a provision is authorized by the Nevada Corporation Law, and it is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance.

6.  An Article will be added permitting the Board of Directors to authorize and declare stock splits (reverse splits and forward splits) without a shareholder vote without thereby impacting the number of shares of stock authorized.  The current Articles do not contain any such provision, which is permitted by the Nevada Corporation Law.  The Board desires to provide for greater flexibility by permitting the declaration of splits without requiring a vote of the shareholders, which can be time-consuming in what may be a time-sensitive situation.  The Nevada Corporation Law gives the Board such authority, but also provides that in such an event, the split would affect the authorized number of shares, not only the issued and outstanding shares.  This provision will allow the Board to take such action without affecting the authorized number of shares.

7.  Certain existing Articles will be deleted:
(a) Article 6, providing for non-assessment of stock is not required as the stock is not assessable stock.
(b) Article 8, providing for perpetual existence, is not required as the Nevada Private Corporation Act provides for perpetual existence in the absence of a provision for any other date.
(c) Article 7, providing the names and addresses of the incorporators, is not required in restated Articles.
(d) Article 9, providing that the Board of Directors has the power to adopt and amend,  the corporation’s Bylaws, is not needed as this power is given to the Board by the Nevada Private Corporation Act.

NOTE:  The Amended and Restated Articles of Incorporation as intended to be filed with the Secretary of State of Nevada are attached hereto as an exhibit and made a part hereof.   Reference is hereby made to such exhibit for the specific wording of each of the foregoing provisions.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 9663 St. Claude Avenue, Las Vegas, Nevada 89148.

BY ORDER OF THE BOARD OF DIRECTORS
November 5, 2009	/s/ Arnulfo Saucedo-Bardan
Chairman of the Board

STATE OF NEVADA

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF CROWN EQUITY HOLDINGS, INC.

Crown Equity Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada, hereby amends and restates its Articles of Incorporation, as follows:

1.           Name.  The Name of the Corporation is Crown Equity Holdings, Inc.

2.           Authorized Capital.  The corporation shall have authority to issue Five Hundred Million (500,000,000) shares of Capital Stock.  The Five Hundred Million (500,000,000) shares which the Corporation shall have authority to issue shall be divided into two classes:

10,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share
and
490,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share

A description of the different classes of stock and a statement of the designations, preferences, voting rights, limitations and relative rights of the holders of stock of such classes are as follows:

A.           Common Shares.  The terms of the Common Shares of the corporation shall be as follows:
(1)           Dividends.  Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

(2)           Liquidation.   In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the Corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

(3)           Voting rights.  Each holder of a Common Share shall have one vote in respect of each share of such stock held by him.  There shall not be cumulative voting.

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B.           Preferred Shares.      Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the total shares authorized, and such shares shall constitute a series of the Preferred Shares.  Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation.  Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series.  Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares.  Also, any series of the Preferred Shares may have voting rights.

3.           Purposes.      The purposes for which the corporation is organized are to do or engage in any lawful business for which corporation may be organized under the Nevada Private Corporation Law.

4.           Board of Directors.   The business and property of the corporation shall be managed by a Board of Directors of not fewer than one (1) nor more than twenty-one (21) directors, who shall be natural persons of full age, and who shall be elected annually by the shareholders having voting rights, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors.  In the event of any delay in holding, or adjournment of, or failure to hold an annual meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified.  Directors need not be residents of the State of Nevada nor shareholders.  Any vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpired term.  The Board of Directors shall have full power, and it is hereby expressly authorized, to increase or decrease the number of directors from time to time without requiring a vote of the shareholders.

5.           Limitation on Liability of Director.     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not apply to any liability of a director for any action for which the Nevada Corporation Law proscribes this limitation and then only to the extent that this limitation is specifically so proscribed.

6.           Interested Directors.   In case the corporation enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are shareholders, directors, or officers, such contracts or transactions shall not be invalidated or in any way affected by the fact that such director or directors have or may have an interest therein which is or might be adverse to the interest of this corporation, provided that such contracts or transactions are in the usual course of business.

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In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any individual or firm, shall in any way be affected or invalidated by the fact that any of the directors of this corporation is interested in such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors in the meeting of such Board at which time such contract or transaction was authorized or confirmed, and provided, however, that any such directors of this corporation who are so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation which shall authorize or confirm such contract or transaction, and any such director may vote thereon to authorize any such contract or transaction with the like force and effect as if he were not such director or officer of such other corporation or not so interested.

7.           Indemnification.      The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.

A.           This corporation shall indemnify any director and any officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful.  However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case.

Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct.  Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

B.           The corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

C.           The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

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D.           In addition to the indemnification provided for herein, the corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

8.           Stock Splits without Stockholder Approval.    The Board of Directors, without the consent of the stockholders of the corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustment to the corporation’s capital accounts.

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